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                               FORM 8-A/A
                            AMENDMENT NO. 1

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(B) OR (G) OF THE

                    SECURITIES EXCHANGE ACT OF 1934

                            REGISTER.COM, INC.

         (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                               11-3239091
(State of incorporation or organization)             (I.R.S Employer
                                                   Identification No.)

      575 EIGHTH AVENUE, 8TH FLOOR                        10018
           NEW YORK, NEW YORK
(Address of principal executive offices)               (Zip Code)

   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                             NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED      EACH CLASS IS TO BE REGISTERED
-----------------------------------------   ---------------------------------
                  None                                    None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |_|

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|

Securities Act registration statement file number to which this form relates:
(If applicable)

   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:


                    PREFERRED STOCK PURCHASE RIGHTS

==============================================================================

      The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on October 29, 2002, as follows:


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      We have amended our rights agreement so that our recently announced merger with a wholly-owned subsidiary of Vector Capital Corporation does not cause the rights to separate from our common shares or permit our stockholders to exercise the rights. A complete description of the amendment to our rights agreement is set forth below. Item 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 29, 2002 by the undersigned registrant is hereby amended by adding to the last paragraph of such Item the following:

AMENDMENT

            On August 9, 2005, Register.com, Inc. (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), entered into Amendment No. 1 (the "Amendment") to the Rights Agreement effective as of October 28, 2002 (the "Rights Agreement"), between the Company and the Rights Agent. The Amendment provides, among other things, that neither Ranger Holdco, Inc., a Delaware corporation ("Parent"), Ranger Mergerco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), nor any of Parent's Affiliates or Associates will become an Acquiring Person as a result of the execution of the Agreement and Plan or Merger, dated as of August 9, 2005, among Parent, Merger Sub and the Company (the "Merger Agreement"), and relating to the merger of Merger Sub with and into the Company (the "Merger"), or the consummation of transactions contemplated thereby, including the Merger.

            In addition, the Amendment amends Section 1 of the Rights Agreement to provide that, notwithstanding any other provision of the Rights Agreement, (i) a Distribution Date will not be deemed to occur as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, and (ii) a Stock Acquisition Date will not be deemed to occur as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby. The Amendment also amends Section 3 of the Rights Agreement to provide that nothing in the Rights Agreement, as amended, will be construed to give any person any legal or equitable rights, remedies or claims under the Rights Agreement by virtue of the execution of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement, including without limitation the consummation thereof. Furthermore, the Amendment amends Section 7(a) of the Rights Agreement to provide that the Rights Agreement will terminate, and the Rights will cease to be exercisable, upon the consummation of the Merger.

            The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

ITEM 2.  EXHIBITS.

4.1.1 Amendment No. 1, dated August 9, 2005, to the Rights Agreement, dated as of October 28, 2002, between Register.com, Inc. and American Stock Transfer & Trust Company.

                               SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 REGISTER.COM CORPORATION



Dated:  August 9, 2005                By: /s/ Roni Jacobson
                                          ---------------------------------
                                      Name:   Roni Jacobson
                                      Title:  General Counsel and Secretary

                             EXHIBIT INDEX

4.1.1 Amendment No. 1, dated August 9, 2005, to the Rights Agreement, dated as of October 28, 2002, between Register.com, Inc. and American Stock Transfer & Trust Company.